EXHIBIT 99.1
GOPRO EXPECTS THIRD-QUARTER 2017 REVENUE AND GROSS MARGIN WILL BE AT THE HIGH-END OF GUIDANCE
Seeing Strong Consumer Demand for the Brand
HERO6 and Fusion Cameras are Tracking for launch in 2017

SAN MATEO, Calif., Sept. 7, 2017 – GoPro, Inc, (NASDAQ: GPRO) today announced revenue and gross margin for the third quarter of 2017 are both expected to be at the high end of their previously announced respective ranges of between $290-$310 million and 36-38 percent.  GoPro also forecasts the third quarter to be profitable on a non-GAAP basis, though not profitable on a GAAP basis.
“Consumer demand for GoPro products is strong,” said GoPro Chief Operating Officer CJ Prober. “Channel inventories have been reduced and we’re incredibly excited about the upcoming launch of two great new products, HERO6 and our 5.2K spherical camera, Fusion.”
CJ Prober and Chief Financial Officer Brian McGee are scheduled to present at 2:10pm EST today at the Citi Global Technology Conference in New York City.  A live webcast of that presentation can be heard here:  https://www.veracast.com/webcasts/citigroup/technology2017/35209364888.cfm

About GoPro, Inc. (NASDAQ: GPRO)
GoPro makes it easy for people to celebrate and share experiences. We believe life is more meaningful when shared.  We build cameras, software and accessories that help the world share itself in immersive and exciting ways.
GoPro, HERO, Karma, Quik, QuikStories and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.
For more information, visit www.gopro.com or connect with GoPro on Facebook, Instagram, LinkedIn, Pinterest, Twitter, YouTube, and GoPro's The Inside Line.
Investor Contact: (855) GOPROHD or (855) 467-7643, investor@gopro.com; or Media Contact: Jeff Brown (650) 332-7600 x 9997